THIS ANNOUNCEMENT IS NOT AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES. SECURITIES MAY NOT BE OFFERED OR SOLD IN THE UNITED STATES ABSENT REGISTRATION UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR AN EXEMPTION THEREFROM. THERE WILL BE NO PUBLIC OFFERING OF THE NOTES (AS DEFINED BELOW) IN THE UNITED STATES.

THE MEMORANDUM (AS DEFINED BELOW) IS BEING SENT TO U.S. HOLDERS PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND, ACCORDINGLY, THE SOLICITATION HAS NOT BEEN AND WILL NOT BE REGISTERED WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION (THE “SEC”). THE NOTES (AS DEFINED BELOW) HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE SECURITIES ACT OR THE SECURITIES LAW OF ANY STATE OR JURISDICTION OF THE UNITED STATES. NEITHER THE SEC NOR ANY U.S. STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF ANY NOTES, OR DETERMINED IF THE MEMORANDUM IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENCE IN THE UNITED STATES.

THE SOLICITATION WILL BE SUBMITTED TO NOTEHOLDERS IN THE UNITED STATES PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT PROVIDED BY RULE 802 THEREUNDER (“RULE 802”). ANY NEW SECURITIES DEEMED TO BE ISSUED PURSUANT TO THE SOLICITATION WILL BE “RESTRICTED SECURITIES” WITHIN THE MEANING OF RULE 144(A)(3) UNDER THE SECURITIES ACT TO THE SAME EXTENT AND PROPORTION AS THE EXISTING NOTES. IN ACCORDANCE WITH RULE 802 WITH RESPECT TO ANY SECURITIES DEEMED TO BE ISSUED IN CONNECTION WITH THE PROPOSAL PUBLIC JOINT-STOCK COMPANY COMMERCIAL BANK “PRIVATBANK” (“PRIVATBANK” OR THE “BORROWER”) WILL SUBMIT TO THE SEC ANY INFORMATIONAL DOCUMENT DISSEMINATED TO NOTEHOLDERS IN CONNECTION WITH THE SOLICITATION.

THE SOLICITATION IS MADE FOR THE SECURITIES OF A NON-U.S. COMPANY. THE SOLICITATION IS SUBJECT TO DISCLOSURE REQUIREMENTS OF A NON-U.S. COUNTRY THAT ARE DIFFERENT FROM THOSE OF THE UNITED STATES. FINANCIAL INFORMATION INCLUDED IN THE MEMORANDUM (AS DEFINED BELOW) HAS BEEN PREPARED IN ACCORDANCE WITH NON-U.S. ACCOUNTING STANDARDS THAT MAY NOT BE COMPARABLE TO FINANCIAL INFORMATION OF U.S. COMPANIES.

IT MAY BE DIFFICULT FOR YOU TO ENFORCE YOUR RIGHTS AND ANY CLAIM YOU MAY HAVE ARISING UNDER THE UNITED STATES FEDERAL SECURITIES LAWS, SINCE PRIVATBANK, THE ISSUER (AS DEFINED BELOW) AND ALL OF THEIR OFFICERS AND DIRECTORS ARE RESIDENTS OF A NON-U.S. COUNTRY. YOU MAY NOT BE ABLE TO SUE A NON-U.S. COMPANY OR ITS OFFICERS OR DIRECTORS, IN A NON-U.S. COURT FOR VIOLATIONS OF THE UNITED STATES SECURITIES LAWS. IT MAY BE DIFFICULT TO COMPEL A NON-U.S. COMPANY AND ITS AFFILIATES, OR A FOREIGN SOVEREIGN STATE, TO SUBJECT THEMSELVES TO A UNITED STATES COURT'S JUDGMENT.

YOU SHOULD BE AWARE THAT PRIVATBANK, THE ISSUER (AS DEFINED BELOW) AND THEIR SUBSIDIARIES MAY PURCHASE THE NOTES OTHERWISE THAN UNDER THE SOLICITATION, SUCH AS IN THE OPEN MARKET OR IN PRIVATELY NEGOTIATED PURCHASES.

NOTHING IN THE MEMORANDUM OR IN ANY OTHER DOCUMENTS, INFORMATION OR COMMUNICATIONS RELATED TO THE NOTES SHALL BE INTERPRETED AS CONTAINING ANY OFFER OR INVITATION TO, OR SOLICITATION OF, ANY SUCH CIRCULATION, DISTRIBUTION, PLACEMENT, SALE, PURCHASE OR OTHER TRANSFER OR ADVERTISEMENT IN UKRAINE.

THIS NOTICE IS NOT FOR DISTRIBUTION TO ANY PERSON LOCATED OR RESIDENT IN ANY JURISDICTION WHERE IT IS UNLAWFUL TO DISTRIBUTE THE ATTACHED ANNOUNCEMENT.

None of the Solicitation Agent, the Tabulation Agent, Deutsche Trustee Company Limited (the “Trustee”), UK SPV Credit Finance plc (or their respective directors, employees or affiliates) or (with respect to recommendations only) PrivatBank (or its respective directors, employees or affiliates) makes any representation or recommendation whatsoever regarding the Memorandum, or any document prepared in connection with it, the Proposal, the Extraordinary Resolution or the Solicitation. The Trustee accepts no responsibility for the accuracy, completeness or correctness of any statement made in this notice.

PUBLIC JOINT-STOCK COMPANY COMMERCIAL BANK “PRIVATBANK” (“PRIVATBANK”) issues an important notice in relation to a consent solicitation in respect of the outstanding U.S.$200,000,000 9.375 per cent. Loan Participation Notes due 2015 issued by, but without recourse to, UK SPV Credit Finance plc (the “Issuer”) for the sole purpose of funding a loan to PrivatBank (the “Notes”)

ISIN: XS0543744535	Common Code: 054374453

IMPORTANT NOTICE

6 August 2015

Introduction

Capitalised terms used but not defined in this announcement shall have the meanings given to such terms in the consent solicitation memorandum dated 29 July 2015 (the “Memorandum”).

On 29 July 2015, the Issuer, in accordance with the provisions of the trust deed dated 24 September 2010 entered into by the Issuer and the Trustee relating to the Notes (the “Trust Deed”) and the loan agreement dated 17 September 2010 between the Issuer and PrivatBank (the “Loan Agreement”), announced the solicitation of consents (the “Consent Solicitation”) from the beneficial holders of the outstanding Notes (the “Noteholders”) to consider and, if thought fit, pass an extraordinary resolution (the “Extraordinary Resolution”) to approve the following changes to the terms and conditions of the Notes, the Loan Agreement and the Trust Deed to take effect on the Effective Date (the “Proposal”):

•	The extension of the repayment date of the Loan from 23 September 2015 to 1 December 2015, and the corresponding extension of the final maturity date of the Notes from 23 September 2015 to 1 December 2015 with the last coupon period running from (and including) 23 September 2015 to (but excluding) 1 December 2015; and
•	All other consequential changes to the terms and conditions of the Notes, the Loan Agreement or the Trust Deed as are necessary for or expedient to the modifications set out in paragraph above.

As announced previously, the meeting of Noteholders is expected to take place on 13 August 2015 (the “Meeting”).

Noteholders who wish to vote by way of Electronic Voting Instructions must provide their Electronic Voting Instructions by transmitting them or procuring their transmission to the Tabulation Agent through the relevant Clearing System prior to 4.00 p.m. (London time) (the “Expiration Time”) on 10 August 2015 (the “Expiration Date”) or, if earlier, before the expiration time set by, and in accordance with the standard procedures of, the relevant Clearing System.

Announcement

In connection with the Proposal, PrivatBank is pleased to announce that, if the Extraordinary Resolution is duly passed at the Meeting and the maturity of the Notes is extended from 23 September 2015 to 1 December 2015, PrivatBank expects, prior to 1 December 2015, to seek the consent of the Noteholders to reprofile the Loan and the Notes (the “Reprofiling”) on the following indicative terms:

•	The maturity of the Loan and the Notes shall be extended to 23 January 2018; and
•	The redemption profile of the Loan and the Notes shall be amended as follows:
o	30 per cent. (or U.S.$60 million) of the principal amount of the Notes shall be redeemed on 23 September 2017;
o	17.5 per cent. (or U.S.$35 million) of the principal amount of the Notes shall be redeemed on 23 October 2017;
o	17.5 per cent. (or U.S.$35 million) of the principal amount of the Notes shall be redeemed on 23 November 2017;
o	17.5 per cent. (or U.S.$35 million) of the principal amount of the Notes shall be redeemed on 23 December 2017; and
o	17.5 per cent. (or U.S.$35 million) of the principal amount of the Notes shall be redeemed upon their maturity, on 23 January 2018,

and the redemption provisions of the Loan Agreement shall be amended so as to allow the Issuer to make the payments under the Notes as contemplated above.

It is expected that:

•	The interest rate on the Notes shall be increased to 10.25 per cent. per annum, with effect from the date when the Reprofiling becomes effective; and
•	In certain circumstances, at the time when the Reprofiling is effected, eligible Noteholders who validly vote in favour of the Reprofiling may be entitled to receive a consent fee of U.S.$20.00 for each U.S.$1,000 in principal amount of the Notes.

THE BANK URGES ALL NOTEHOLDERS TO VOTE IN FAVOUR OF THE EXTRAORDINARY RESOLUTION.

NOTEHOLDERS ARE INFORMED THAT:

•	THE INFORMATION SET OUT ABOVE DOES NOT IN ANY WAY AFFECT, VARY OR AMEND THE TERMS OF THE MEMORANDUM OR THE EXTRAORDINARY RESOLUTION TO BE CONSIDERED BY NOTEHOLDERS AT THE MEETING;
•	THE INFORMATION SET OUT ABOVE IN RELATION TO THE REPROFILING DOES NOT IN ITSELF CONSTITUTE A SOLICITATION OF CONSENTS BY PRIVATBANK FROM NOTEHOLDERS AND IS NOT INTENDED TO BE BINDING;
•	ANY SUCH FURTHER SOLICITATION OF CONSENTS SHALL BE CONDITIONAL UPON THE EXTRAORDINARY RESOLUTION (AS DEFINED ABOVE) HAVING BEEN PASSED AND SHALL BE SET OUT IN A SEPARATE CONSENT SOLICITATION MEMORANDUM TO BE SET OUT ON TERMS TO BE SPECIFIED AT THE TIME; AND
•	THE INFORMATION SET OUT ABOVE IS INDICATIVE ONLY AND, ALTHOUGH PRIVATBANK’S INTENTION IS TO SEEK THE REPROFILNG ON THE TERMS OUTLINED ABOVE, PRIVATBANK MAY SEEK TO REPROFILE THE LOAN AND THE NOTES ON DIFFERENT TERMS TO THOSE SET OUT ABOVE.

Consent Solicitation Memorandum

Noteholders are strongly advised to read the information contained in the Memorandum carefully before any decision is made with respect to the Consent Solicitation.

Further Information

All requests for information in relation to the Consent Solicitation (including voting procedures), as well as requests by Noteholders for copies of the Memorandum, should be directed to:

Solicitation Agent

Any questions regarding the terms of any of the Proposal or the Solicitation may be directed to the Solicitation Agent at the addresses and telephone numbers specified below:

COMMERZBANK AKTIENGESELLSCHAFT
Mainzer Landstrasse 153

DLZ-Geb. 2, Händlerhaus

60327 Frankfurt am Main

Germany
Attention: Liability Management Group
By telephone: +49 69 136 59920
By email: liability.management@commerzbank.com

Tabulation Agent

Noteholders may obtain copies of the Memorandum and the Notice of Meeting from the Tabulation Agent:

LUCID ISSUER SERVICES LIMITED
Leroy House
436 Essex Road
London N1 3QP
United Kingdom
By telephone: +44 (0) 20 7704 0880
By email: privatbank@lucid-is.com

Neither the Solicitation Agent, the Tabulation Agent, the Trustee nor the Issuer takes any responsibility for the contents of this announcement and none of the Issuer, PrivatBank, the Solicitation Agent, the Tabulation Agent, the Trustee or any of their respective directors, employees or affiliates makes any representation or recommendation whatsoever regarding the Solicitation, or any recommendation as to whether Noteholders should provide their consent in the Solicitation. This announcement must be read in conjunction with the Memorandum. This announcement and the Memorandum contain important information which should be read carefully before any decision is made with respect to the Solicitation. If any Noteholder is in any doubt as to the action it should take, it is recommended to seek its own advice, including as to any tax consequences, from its stockbroker, bank manager, solicitor, accountant or other independent adviser.